UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2026

NEXALIN TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41507	27-5566468
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1776 Yorktown Street, Suite 550, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 260-0222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NXL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 28, 2026, Nexalin Technology, Inc. (the “Company”) entered into a Third Amendment to Office Lease (the “Third Amendment”) with Nutex HQ LLC (“Landlord”), which amends that certain Office Lease from 2012, as previously amended (as amended, the “Lease”), for approximately 4,527 rentable square feet located at 1776 Yorktown, Suite 500, Houston, Texas 77056, to be used as the Company’s headquarters. The Third Amendment extends the term of the Lease for a period of 65 complete calendar months commencing on March 1, 2026, and adds approximately 904 rentable square feet of expansion space to the existing 3,623 rentable square feet. The initial monthly base rent is approximately $5,435 per month for the existing premises prior to delivery of the expansion space, and thereafter will range from approximately $5,470 to $6,413 per month for the combined premises, subject to annual increases. The Company will receive a five-month base rent abatement following delivery of the expansion space, subject to the Company’s compliance with its obligations under the Lease. The Company will also be responsible for its proportionate share of operating expenses and real property taxes. Subject to the terms of the Third Amendment, the Company has one option to extend the term of the Lease for an additional five-year period at the prevailing market rate.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2026 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2026	NEXALIN TECHNOLOGY, INC.

/s/ Mark White
Mark White
Chief Executive Officer

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